Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of _________ __, 202_ (the “Effective Date”) by and between ____________, an individual (“Employee”), and DDC Enterprise Limited. a Cayman Islands company, having its principal office at Room 1601-1602, 16/F, Hollywood Centre, 233 Hollywood Road, Sheung Wan, Hong Kong (the “Company”, and collectively with Employee referred to herein as the “Parties,” and individually, as a “Party”).

RECITALS

Whereas, the Company is a consumer brand offering content driven easy, convenient ready-to-eat, ready-to-cook and plant-based meal products; and

Whereas, Employee desires to be employed by Company and Company desires to employ the Employee on the terms provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1. Employment. The Company hereby hires and employs Employee as of the Effective Date as __________________________________ of the Company and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.

2. Term & Position.

(a) Employment Term. Employee’s employment will be “at-will,” meaning that either Employee or the Company can terminate the employment relationship at any time, with or without Cause, subject to the terms and conditions set forth in Section 7 of this Agreement. The term of Employee’s employment hereunder is referred to herein as the “Employment Term.”

(b) Position. During the Employment Term, Employee shall be the ____________________________ of the Company.

3. Duties and Responsibilities. Employee shall serve the Company diligently and faithfully in the performance of his duties on the Company’s behalf, which shall include duties and responsibilities as the Company may from time to time reasonably prescribe consistent with the duties and responsibilities of the ____________________________ of the Company. Employee shall report to the _______________and the Board of Directors, which shall be responsible for strategy and tactics and for setting corporate goals during the Employment Term, as and if appropriate.

4. Compensation. For services to be rendered to the Company pursuant to this Agreement, Employee shall be entitled to receive the following cash and equity compensation:

(a) Base Salary. Employee shall be entitled to an initial base salary of USD$___________ per year, payable biweekly in accordance with the Company’s normal payroll practices.

(b) Annual Bonus. Employee shall be eligible to receive an annual cash performance bonus in an amount of up to 45% of his/her then-current base salary, subject to the achievement of goals established annually prospectively by the Compensation Committee of the board.

(c) Equity. The Company will grant to Employee from time to time options and/or restricted stock awards as determined by the Compensation Committee of the Board pursuant to the Company’s 2023 U.S. Equity Incentive Plan (the “Plan”).

(d) Change in Control. In the event of a Change in Control (as defined below), Employee shall be entitled to receive the severance payments and benefits set forth in Section 7(b) of this Agreement. For purposes hereof, a “Change in Control” shall mean:

(i) merger or consolidation in which (A) the Company is a constituent party or (B) a Subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, in each case except any such merger or consolidation involving the Company or a Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

5. Fringe Benefits. During the Employment Term, the Company agrees to make available the following fringe benefits to Employee in accordance with the policies and plans adopted by the Company; said fringe benefits shall be no less favorable to the Employee than those provided to other key employees and officers of the Company.

(a) Expenses. Employee shall be expected to incur various business expenses and other out-of-pocket expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred by Employee in the performance of Employee’s services for the benefit of the Company. Company shall reimburse Employee for all reasonable business expenses incurred or paid by Employee upon presentation of documentation reasonably acceptable to the Company and subject to any reimbursement policy adopted by the Company.

(b) Health Insurance. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by the Employee as set for the other executives, as and if appropriate.

(c) Vacation. Employee shall be entitled to four weeks of paid vacation per year for each full year of employment and pro rata for each partial year. Vacation time not taken during a calendar year is not accrued to the next calendar year.

6. Termination. Either the Company or Employee may terminate Employee’s employment by the Company, with or without “Cause” or “Good Reason” (as such terms are defined below), in its or his sole discretion, upon sixty (60) days’ prior written notice of termination or the payment of 60 days’ salary in lieu of such notice. In addition, Employee’s employment by the Company shall terminate upon the death or Disability (as defined below) of Employee. For purposes of this Agreement, in the case of a termination of Employee’s employment hereunder, the following terms shall have the following meanings:

(a) “Good Reason” shall mean the Employee has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in Employee’s responsibilities, authority or duties at the Company that constitutes a demotion,(ii) a material diminution in Employee’s base salary (other than a general reduction applicable to all executive employees of the Company), or (iii) relocation of Employee’s principal place of work more than 50 miles from the location as of the Effective Date (each, a “Good Reason Condition”).

(b) “Good Reason Process” means that (i) Employee reasonably determines in good faith that a Good Reason Condition has occurred, (ii) Employee notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days after the first occurrence of such condition; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) Employee terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason will be deemed not to have occurred.

(c) “Cause” shall mean: (A) Employee’s willful and repeated failure reasonably to perform his duties hereunder or to comply with any reasonable and proper direction given by the Board if such failure of performance or compliance is not cured within thirty (30) days following receipt by Employee of written notice from the Company containing a description of such failures and non-compliance and a demand for immediate cure thereof; (B) Employee being found guilty in a criminal court of an offense involving moral turpitude; (C) Employee’s commission of any material act of fraud or theft against the Company; or (D) Employee’s material violation of any of the material terms, covenants, representations or warranties contained in this Agreement if such violation is not cured within thirty (30) days following receipt by Employee of written notice from the Company containing a description of the violation and a demand for immediate cure thereof.

(d) “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

7. Severance.

(a) Termination Absent a Change of Control. Subject to Section 6 hereof, if (i) the Company terminates the employment of Employee without Cause, or (ii) Employee terminates his employment for Good Reason, then Employee shall be entitled to receive all of his accrued and then-unpaid base salary, any bonus cash compensation earned by Employee through the effective date of termination (determined at the maximum annual rate for bonus cash compensation provided for above but on a pro-rated basis for the portion of the fiscal year that shall have elapsed when the termination occurs). In addition, subject to Employee’s execution and non-revocation of an agreement containing a release of any and all legal claims and other termination-related provisions in a form acceptable to the Company (the “Separation Agreement”), Employee shall be entitled to receive upon such termination an additional cash payment in the amount of twelve (12) months of such base salary (the “Severance Payment”). The Company shall pay the Severance Payment in substantially equal installments over six (6) months (the “Severance Benefits Period”) in accordance with the Company’s standard payroll practice, in arrears beginning on the first payroll date that occurs following the thirtieth (30th) day after the date on which Employee’s employment with the Company terminates; provided, that prior to such date, the Separation Agreement becomes effective. Solely for purposes of Section 409A of the Code, each installment of the Severance Payment will be considered a separate payment. Additionally, the vesting of outstanding equity and option awards issued to the Employee shall, concurrent with such termination of service, accelerate with respect to one-half (50%) of the unvested portion of all outstanding equity and option awards which shall remain exercisable for the remainder of their term. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the effective date of termination of Employee’s employment hereunder if Employee shall have materially violated the provisions of Sections 3, 8, 10 or 11 of this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

(b) Change of Control. In the event of a Change of Control, and if Employee is terminated then subject to Employee’s execution and non-revocation of a Separation Agreement, Employee shall be entitled to receive in addition to any benefits payable under Section 7(a) two times the Severance Payment (the “Change of Control Payment”). The Company shall pay the Change of Control Payment within two business days following the Change of Control or expiration of any application revocation periods under the Separation Agreement if Employee is being terminated. Additionally, the vesting of all outstanding equity and option awards issued to the Employee shall, concurrent with the Change of Control, immediately accelerate so that such awards shall be fully vested and exercisable.

8. Noncompetition and Non-Solicitation Commitment. Employee hereby agrees as follows:

(a) Agreement Not to Compete. Employee hereby covenants, and agrees that, during the Employment Term and for a period of six (6) months thereafter (the “Non-Compete Period”), he shall not within the United States directly or indirectly in any manner or capacity (whether alone or as a partner, joint venturer, stockholder or investor, creditor, principal, agent, advisor, employee, officer, director, licensor, licensee, salesman, broker or representative, for any “Person” (defined as any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body), or through any agency or by any other means whatsoever) engage in the Business of the Company or any Subsidiary, except for on behalf of the Company or its affiliates. For purposes of the foregoing, the “Business of the Company,” from time to time means the Company’s business as is described in Part I, Item 1 (“Description of Business”) of the Company’s then most recent Annual Report on Form 20-F filed with the United States Securities and Exchange Commission, and the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

(b) No Interference. Employee shall not take any action to interfere with the relationships between the Company and its Affiliates, on the one hand, and their customers on the other, during the Non-Compete Period.

(c) Indirect Competition. Employee further agrees that, during the Non-Compete Period, he shall not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 8 if such activity were carried out by Employee.

(d) No Solicitation. Employee agrees that during the Non-Compete Period, he will not, directly or indirectly, on behalf of himself or any other Person, solicit the hiring of or hire, on any basis, any Person employed by the Company or its Affiliates at the time of such solicitation.

9. Reasonable Restriction; Limits on Enforcement.

(a) The parties hereto agree that the restrictions on the activities and business of Employee provided for in this Agreement, and the duration and territorial scope thereof, are, under all circumstances, reasonable and necessary to safeguard the interests of the Company and its Affiliates and to protect the goodwill acquired pursuant thereto.

(b) If any court of competent jurisdiction shall refuse to enforce any or all of the provisions hereof because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction such time limitation shall be deemed to be reduced to the extent necessary to permit enforcement of such provisions.

(c) If any court of competent jurisdiction shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographical area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed to be reduced to the extent necessary to permit enforcement of such provisions.

(d) The existence of any claim or cause of action by Employee or any other Person against the Company or its Affiliates shall not constitute a defense to the enforcement of any provision hereof.

(e) Employee expressly stipulates and agrees that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) permissible under applicable law.

10. Confidential Information.

(a) For purposes of this Section 10, the term “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Company’s industry and which is proprietary to the Company and which is subject to efforts by the Company to maintain its confidentiality, including (i) trade secret information about the Company, its customers and its products, and (ii) information relating to the business of the Company as conducted at any time within the previous five (5) years or anticipated to be conducted by the Company, and to any of its past, current or anticipated products, including, without limitation, information about the Company’s purchasing, accounting, marketing, selling, or servicing. “Confidential Information” shall not include information that is, or thereafter by legal means becomes, lawfully available from public sources or any information that is required by a law or any competent administrative agency or judicial authority to be disclosed, or the disclosure of which is otherwise reasonably necessary or appropriate in connection with performance by Employee of his duties under this Agreement.

(b) Employee shall not, either during the term of this Agreement or for a period one (1) year following the expiration or termination of this Agreement, use Confidential Information for any purpose other than the performance of his duties and responsibilities under this Agreement or disclose any Confidential Information to any Person not employed by the Company except with the prior written authorization of the Company or as may be necessary for Employee to perform his duties hereunder and shall exercise prudence and the same degree of care taken by the Company to safeguard and protect, and to prevent the unauthorized disclosure of, all such Confidential Information.

(c) Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company and all tangible embodiments of Confidential Information. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information which came into Employee’s possession at any time during the term of this Agreement.

11. Inventions and Innovations. Employee agrees to communicate to the Company, promptly and fully, and to assign to the Company, all inventions, trade secrets, and technical or business innovations, and all worldwide intellectual property rights therein, developed or conceived solely by Employee, or jointly with others, while employed by the Company, which were developed on the time of the Company or in reliance on Confidential Information. Employee further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents or other legal protection as the Company deems fit, and to assist in perfecting in the Company all rights granted to it hereunder. Both the Company and Employee intend that all original works of authorship created by Employee while working in the employ of the Company will be works for hire within the meaning of applicable copyright laws and will be the sole and exclusive property of the Company.

12. Third Party Beneficiaries. Employee acknowledges and agrees that the covenants contained in Sections 8 through 11 hereof are expressly intended to benefit the Company and all of its Affiliates, and that for purposes of such sections the term “Company” shall include all of Company’s Affiliates.

13. Indemnity. The Company and the Employee agree that indemnification with respect to the Employee’s service shall be governed by that certain Indemnification Agreement attached as Exhibit A hereto.

14. Survival. The covenants and agreements of the Employee set forth in Sections 8 through 12 shall remain in effect and survive the termination of this Agreement for the respective periods set forth therein.

15. Waiver. No waiver of any term, condition or covenant of this Agreement shall be deemed to be a waiver of subsequent breaches of the same or other terms, covenants or conditions hereof.

16. Amendment. This Agreement may not be amended, altered or modified except by a written agreement between the parties hereto.

17. Assignability. Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company, other than as specifically authorized herein. The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an Affiliate of the Company.

18. Invalidity. In the event part or any portion of this Agreement is determined in a legally binding manner to be invalid and unenforceable, the parties agree that this Agreement as so construed shall remain in force and effect between them and applied as if the offending part or portion did not comprise an element hereof.

19. Severability. If any particular provision of this Agreement shall be determined to be invalid or unenforceable, the parties expressly authorize the court or other tribunal making such a determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by applicable law.

20. Entire Agreement. This Agreement contains the entire agreement of the parties relative to the subject matter of this Agreement and there is no provision, condition or understanding relative to the employment of Employee outside this Agreement.

21. Notices. Any notice required to be given hereunder shall be duly and properly given, effective as of the date of mailing, if mailed postage prepaid to either party at the addresses set forth below, or to such other address as such party may subsequently notify to the other.

If to Employee: _________________________ _________________________

If to Company: Attn: Chief Executive Officer Room 1601-1602, 16/F, Hollywood Centre, 233 Hollywood Road, Sheung Wan, Hong Kong

22. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Delaware.

23. Jurisdiction & Arbitration. The validity, performance and interpretation of the Agreement shall be governed by the laws of the State Delaware, without regard to its conflicts of law rules. Any dispute or claim arising under or with respect to this Agreement, which is incapable of resolution, will be resolved by arbitration before one (1) arbitrator in Wilmington, Delaware, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (“AAA”). The appointing agency shall be the AAA and the arbitrator shall apply Delaware State law to both interpret this Agreement and fashion an award.

24. Tax Matters.

(a) The parties intend that this Agreement be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with, or exemption from, Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder either comply with, or are exempt from, Section 409A of the Code. The Parties agree that this Agreement may be amended as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and will have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of his separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

25. Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts and by facsimile or any electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of __________ _, 202_.

COMPANY:		EMPLOYEE:

By:		By:

Chief Executive Officer and President

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

INDEMNIFICATION AGREEMENT

(Attached)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of [ ], 2023, is by and between DDC Enterprise Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) and [ ] (the “Indemnitee”) and shall become effective on the closing date of the Company’s initial public offering (the “Effective Date”).

RECITALS

WHEREAS, Indemnitee is a director or officer of the Company and in such capacity renders valuable services to the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;

WHEREAS, the board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as directors and officers the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification is available; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s Certificate of Incorporation or Memorandum and Articles of Association (collectively, the “Constituent Documents”), any change in the composition of the Board or any change in control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined in Section 1 below) to, Indemnitee as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the Indemnitee’s agreement to continue to provide services to the Company, the parties agree as follows:

AGREEMENT

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Change in Control” means the occurrence after the Effective Date of any of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51% or more of the Company’s then outstanding Voting Securities;

(ii) the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the Voting Securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding Voting Securities of the entity resulting from such transaction;

(iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c) “Claim” means:

(i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(e) “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 4 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(f) “Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 3 or Section 4 hereof.

(g) “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the Effective Date, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

(h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five years has performed, services for either: (i) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

(j) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

(k) “Standard of Conduct Determination” shall have the meaning ascribed to it in Section 8(b) below.

(l) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

2. Indemnification. Subject to Section 8 and Section 9 of this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of New York in effect on the Effective Date, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Indemnitee is solely a witness.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event at the written request of Indemnitee. Indemnitee shall set forth in such request reasonable evidence that such Expenses have been paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within thirty days after any request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses. In connection with any request for Expense Advances, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. The Company’s obligation to pay Expense Advances to Indemnitee is contingent upon Indemnitee’s execution and delivery to the Company of an undertaking to repay any amounts paid, advanced, or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

4. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify Indemnitee against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with Section 3, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company. However, in the event that Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 4 shall be repaid.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder unless the Company’s ability to participate in the defense of such claim was materially and adversely affected by such failure. If at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Claim, in each case substantially concurrently with the delivery or receipt thereof by the Company.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm) and all Expenses related to such separate counsel shall be borne by the Company.

7. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with Section 8 below.

8. Determination of Right to Indemnification.

(a) Mandatory Indemnification.

(i) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 2 to the fullest extent allowable by law, and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required.

(ii) To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required.

(b) Standard of Conduct. To the extent that the provisions of Section 8(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under New York law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 8(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination under Section 8(b) shall not have made a determination within thirty days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 7 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 8(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 8(b) or Section 8(c) to have satisfied the Standard of Conduct Determination,

then the Company shall pay to Indemnitee, within thirty days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 8(b)(i), the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 8(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within five days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 8(e) to make the Standard of Conduct Determination shall have been selected within twenty days after the Company gives its initial notice pursuant to the first sentence of this Section 8(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 8(e), as the case may be, either the Company or Indemnitee may petition a court of competent jurisdiction to resolve any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by such court or such other person as the court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 8(b).

(f) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in a court of competent jurisdiction. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that the Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 8(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with our without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of Section 8(a)(i). The Company shall have the burden of proof to overcome this presumption.

9. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 4 above (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings;

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

(d) indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

10. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee without the Indemnitee’s prior written consent.

11. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

12. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, the New York Business Corporation Law, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the Effective Date, Indemnitee will be deemed to have such greater right hereunder.

13. Liability Insurance. The Company shall from time to time make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance providing the officers and directors of the Company with coverage for losses incurred in connection with their services to the Company or to ensure the Company’s performance of its indemnification obligations under this Agreement. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers, as applicable. Upon reasonable request, the Company will provide to Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations and endorsements.

14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Constituent Documents, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

15. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

16. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

18. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

19. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand; (ii) otherwise delivered against receipt therefor; (iii) mailed by postage prepaid, certified or registered mail; (iv) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party; or (v) sent by e-mail with confirmation of receipt:

(a) if to Indemnitee, to the email address set forth on the signature page hereto.

(b) if to the Company:

DDC Enterprise Limited

Unit 1601-2, 16/F

Hollywood Centre

Sheung Wan, Hong Kong

E-mail: [    ]

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws.

21. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DDC ENTERPRISE LIMITED

By:
Name:	Ka Yin Norma CHU
Title:	Director

INDEMNITEE

/s/ [ ]
Name:	[ ]
Email:	[ ]

Signature Page to Indemnification Agreement